ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 12th day of October, 2009, by and between PETSMOBILITY, INC., a Delaware Corporation (“Buyer”) and I Recycle LLC f/k/a Global Alerts, LLC, a Delaware limited liability company (“Seller”).

R E C I T A L S:

WHEREAS, Seller own certain assets used in connection with or relating to its online pet portal business focused on pet adoption, lost & found and pet health content known as Pets 911, Pets911.com, 1888-Pets911 and such other similar names (the “Business”);

WHEREAS, Seller desire to sell “as is where is”, and Buyer desires to purchase “as is where is”, selective assets comprising the Business, upon and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and in reliance thereon, Buyer and Seller agree as follows:

SECTION 1
DEFINITIONS

1.1 Defined Terms. In this Agreement and in the schedules hereto, the following terms and expressions will have the following meanings:

(a) “As is where is” means In the present condition and at their current location. The purchaser is responsible for all handling, transport and insurance to remove goods from their current location. The assets do not include any kind of warranty and the buyer assumes the risk that the assets might be defective or damaged.

(b) “Affiliate” shall mean another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

(c) “Assumed Contracts” means the contracts included among the Purchased Assets transferred by the Seller to the Buyer pursuant hereto and as set forth on Schedule 2.1(b).

(d) “Assumed Liabilities” means the liabilities and obligations of Seller assumed by Buyer under Section 2.5 of this Agreement, but not including the Excluded Liabilities.

(e) “Books and Records” means all books of account and other financial records of Seller relating to the Business.

(f) “Closing” means the act or acts by which the transactions contemplated by the Agreement are accomplished.

(g) “Closing Date” unless otherwise agreed to by the parties hereto, shall mean the date of Closing.

(h) “Computer Software Assets” means all Software, data rights, documentation and associated license, escrow, support and maintenance agreements used in connection with the Business on an as is where is basis. Buyer understands that seller does not have all licenses, documentation and support agreement on certain software applications installed on various computers being sold as part of the Asset Sale.

(i) “Control” (which includes the terms “controlled by” or “under common control with”), with respect to a relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(j) “Employee Benefit Plans” shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, deferred compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, retirement plan, retention plan, fringe benefit program, change-in-control plan, health, dental, life or disability plan, accident insurance plan, severance plan, sick leave plan, vacation plan, death benefit plan, supplemental unemployment plan, layoff or salary continuation plan, employee welfare plan or any other plan, program or policy, including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA, to provide income or benefits to active or former employees or directors of either Seller.

(k) “Excluded Assets” means the assets of Seller specifically excluded from this Agreement pursuant to Section 2.2.

(l) “Excluded Liabilities” means the liabilities and obligations of Seller not included in the Assumed Liabilities as set forth in Section 2.6.

(m) “Financial Statements” shall have the definition set forth in Section 3.5.

(n) “Governmental Authority” means the government of the United States, any state or political subdivision thereof, any foreign country and any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

(o) “Hired Employee” shall have the definition set forth in Section 5.4(a).

(p) “Intellectual Property” means all unpatented inventions, invention disclosures, multinational invention registrations, patents and patent applications (including, but not limited to, all reissues, divisions, continuations, continuations-in-part, extensions and re-examinations) and all rights therein provided by law, multinational treaties or conventions, all publications and copyrights, all trade secrets, know-how, formulas, and all common law and registered trademarks, trademark registrations, applications for trademark registrations, tradenames, or any derivation thereof, trade dress, brand names, service marks, logos, domain names, advertising and marketing materials used in connection with the Business.

(q) “Leases” means leases of equipment and other tangible personal property, leases of real property and other leases of tangible or intangible personal property, in each case whether classified as a capital or operating lease for accounting purposes used in connection with the Business.

(r) “Liens” means all mortgages, liens, pledges, charges, security interests, title retention or security agreements, claims, restrictions, leases, options, rights of first offer or first refusal, confidentiality or secrecy agreements, noncompetition agreements, defects in title and other encumbrances or rights of others with respect to any of the Purchased Assets.

(s) “Losses” means all out of pocket costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by a party. LOSSES SHALL NOT INCLUDE ANY LOSS OF USE, INTERRUPTION OF BUSINESS OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE,

(t) “Open Orders” means all open orders for goods and services with customers of Seller relating to the Business, together with related purchase orders, contracts, subcontracts and accounts receivable and credit support associated therewith.

(u) “Permitted Liens” shall mean (i) statutory liens for property Taxes and other governmental charges and assessments which are not yet due and payable

(v) “Permits” means all governmental permits, licenses, registrations, orders and approvals relating to the Business, all of which are listed in Schedule 2.1(g).

(w) “Person” shall mean and include an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any department, agency or political subdivision thereof or any other legal entity.

(x) “Purchase Price” means the consideration payable for the Purchased Assets under Section 2.3 of this Agreement.

(y) “Purchased Assets” shall have the definition set forth in Section 2.1 hereof.

(z) “Software” means all software owned, developed, licensed or used, including (i) all modifications, enhancements, fixes, updates, upgrades, bypasses and workarounds, (ii) the source code and object code for any of the foregoing and (iii) all operating systems, bridgeware, firmware, middleware and utilities.

(aa) “Territory” shall mean worldwide .

(bb) “Tax” or “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), FICA, workers’ compensation, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, or add-on minimum, estimated or other tax of any kind whatsoever, disputed or not, whether computed on a separate or consolidated, unitary or combined basis or in any other manner and such term shall include any interest, penalties or additions to tax attributable to such taxes, whether disputed or not.

(cc) “Technical Information” means, with respect to the Business, all customer, dealer and supplier lists; serial number records; engineering, manufacturing, design, installation and other technical drawings, specifications and calculations; manufacturing and production processes and techniques; research and development information; operating, maintenance and repair manuals and instruction books; cost and estimating information, cost records, vendor data and other business records (including without limitation, sales histories); sales inquiries; consultant's reports; bills of material, test data and selected test material samples; advertising and promotional literature, including reproducible masters and all other commercial, sales, marketing, and technical data (including, but not limited to, data stored electronically or on other format, together with rights under any third party licenses necessary to use such data).

(dd) “Warranty Claim” means a claim for the repair or replacement of products manufactured by the Business under unexpired warranties or for credits or price adjustments for such products, as a result of their failure to perform in accordance with the warranties made in connection with their sale.

SECTION 1.
THE PROPOSED TRANSACTION

2.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, and in reliance on the limited representations, warranties and covenants contained herein, Seller hereby assign, convey, transfer and deliver to Buyer, free and clear of all Liens, except for Permitted Liens, and Buyer hereby purchases and accepts from Seller, all of Seller’ respective rights title and interest in and to the following assets, properties and rights (the “Purchased Assets.”), effective as of the date hereof, and excluding the Excluded Assets listed in Section 2.2 :

(a) all inventory and fixed assets relating to or used in the Business, a list of which is set forth in Schedule 2.1(a);

(b) the Assumed Contracts and Leases, a list of which is set forth in Schedule 2.1(b);

(c) all computer hardware, telecommunications equipment and the Computer Software Assets, a list of which is set forth in Schedule 2.1(c);

(d)all Intellectual Property of Seller related to the Business, together with the goodwill associated therewith and symbolized thereby; and any licenses relating to the Intellectual Property used in or useful to the Business, whether to or from either Seller and all income, royalties, damages and payments due or payable with respect to any time on or after the Closing Date, including, without limitation, damages and payments for infringements or misappropriations of any thereof throughout the world after the Closing Date; and all rights of Seller in and to, including rights to enforce the terms of, confidentiality agreements and noncompetition agreements of, and any agreements relating to the assignment of Intellectual Property made by, prior and present employees of Seller and any such agreements with any other Person with respect to the Intellectual Property;

(e) all Technical Information used in connection with the Business;

(f) all accounts receivable related to the Business and all Open Orders to the extent not included in the Assumed Contracts;

(g) all Permits related to the Business, a list of which is set forth in Schedule 2.1(g);

(h) all Books and Records related to the Business;

(i) all certifications, ratings, listings and similar benefits from any product or quality control certification organization and all systems and manuals related thereto; and

(j) all customer and supplier lists, files and data and all other information relating to customers and prospective customers of the Business.

Notwithstanding anything in this Agreement to the contrary, Seller is selling and Buyer is purchasing the Purchased Assets on an “as is, where is” basis.

2.2 Excluded Assets.  Notwithstanding Section 2.1, the following assets shall be excluded from this Agreement and shall not be sold, conveyed, assigned, transferred or delivered to Buyer pursuant hereto:

(a) Any assets not used in connection with the Business in any manner and not specifically included in the Purchased Assets;

(b) Any insurance policies maintained by Seller with respect to the Business;

(c) Any intercompany deposits with Seller and intercompany receivables from Seller or an Affiliate of either Seller, except intercompany receivables for products shipped or sold by the Business to Seller or an Affiliate of Seller;

(d) Seller’ respective certificates of incorporation, bylaws, minutes books and other records having to do with the organization and capitalization of Seller;

(e) Any claims and rights against third parties (including, without limitation, insurance carriers), to the extent they relate to liabilities or obligations that are not assumed by Buyer;

(f) All payments made by Seller which constitute prepaid Taxes of the Business and all claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date;

(g) Seller’ depository and other accounts; and

(h) All rights of either Seller under this Agreement.

2.3 Purchase Price and Payment.  Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, and in consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, Buyer shall pay and deliver on the Closing Date, to Seller Three Million (3,000,000) shares of On4 Communications, Inc. publicly traded common stock listed on the Over The Counter Bulletin Board  under the symbol “ONCI” based on the distribution allocation attached as Exhibit C (the “Purchase Price”).

(a) The Purchase Price, as agreed to by the parties, is premised on the Buyer cancelling of a minimum of 50,000,000 shares currently held by other Shareholders.   If   the 50M shares are not cancelled within 90 days of close of this agreement,  the Buyer  agrees to issue additional shares, over and above the three million shares as indicated in Section 2.3 in sufficient quantities so as to provide the Seller with the same equity ratio in  Buyer as Seller would have had from receiving the Purchase Price if the 50M Shares had been cancelled.

(b) In the event the Buyer is delisted or becomes a private company prior to closing, the parties agree the cash value of the asset being purchased will be deemed to have a value of $1,500,000 US (one million and five hundred thousand dollars), The parties further agree the consideration to be given for the asset will not be the Three Million (3,000,000) Shares but, that the purchaser will have the option to pay the seller the agreed cash value. The Seller agrees to allow the Purchaser to pay the $1.5m in equal monthly payments over 12 months. The 12 month payment will commence from the time at which the company is de-listed or becomes a private entity. If, the purchaser is unable to provide such cash value for the asset, the seller will have the right to convert such value, $1.5m into equity based on a mutually agreed to third party valuation of the company.

2.4 Assumed Liabilities.  Except as hereinafter set forth, Buyer shall not assume any liabilities or obligations of Seller; provided that, on and subject to the terms and conditions set forth in this Agreement, as additional consideration for the Purchased Assets, Buyer shall, assume, perform and otherwise pay, satisfy and discharge, and hold each Seller harmless from the liabilities and obligations arising following the Closing pursuant to the Open Orders, Assumed Contracts, Leases and Permits included in the Purchased Assets.  In connection therewith, Buyer agrees to execute and deliver an assumption agreement (the “Bill of Sale and Assignment and Assumption Agreement”) on the Closing Date substantially in the form of Exhibit A attached hereto

2.5 Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume or in any way become liable for, and Seller shall retain, all of Seller and their Affiliates’ respective debts, liabilities and obligations of any nature whatsoever (other than the Assumed Liabilities), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, including, without limitation, the following:

(a) the liabilities and obligations for all vendor and financing debt and other liabilities and obligations of Seller relating to the inventory included in the Purchased Assets;

(b) liabilities or obligations of Seller arising out of any transactions occurring, or liabilities or obligations incurred, after the Closing Date, other than relating to Buyer’s use or operation of the Purchased Assets or the Assumed Liabilities after the Closing Date;

(c) any liabilities or obligations of Seller for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all of its attorneys, and accountants, fees and all brokers, or finders, fees or commissions payable by Seller;

(d) any liabilities or obligations of Seller under or arising out of this Agreement;

(e) all Taxes imposed on Seller (including any Taxes of any other corporation) and any Taxes assessed against either Seller by virtue of its status as a member of any consolidated group of which such other corporation was also a member;

(f) all liabilities and obligations of the Business for Warranty Claims with respect to products manufactured sold or delivered by Seller prior to the Closing Date; provided that all reasonable associated charges and costs shall be the responsibility of Buyer;

(g) all liabilities and obligations for employee benefits for employees employed by or in connection with the Business incurred prior to the Closing Date; and

(h) all other liabilities or obligations of Seller arising out of its conduct of the Business prior to the Closing Date, except for those liabilities or obligations constituting a part of the Assumed Liabilities.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as to Seller that:

3.1 Organization and Good Standing.  Seller is a limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to sell the Purchased Assets, subject to the Buyer assuming the Assumed Liabilities.

3.2 Authority.  Seller has full power and authority to execute and deliver this Agreement and the instruments of transfer and other documents delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the transactions contemplated hereby and thereby.  This Agreement and all instruments of transfer and other documents delivered or to be delivered by Seller in connection with this Agreement have been duly authorized and approved by all necessary and proper action of Seller (including all necessary member action) and constitute, and will constitute, the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

3.3 No Violation.  Neither the execution and delivery by Seller of this Agreement or the instruments of transfer and other documents delivered or to be delivered pursuant hereto by Seller and the performance by Seller hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the terms, conditions or provisions of the Articles of Incorporation or bylaws of Seller (or comparable governing documents) or any covenant, agreement or understanding to which Seller is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Seller is subject, or constitute a default thereunder or result in the creation or imposition of any Lien upon any of the Purchased Assets.

3.4 Consents and Approvals of Governmental Authorities and Others.  No approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby.

3.5 Title to Assets.  Seller owns, and  has valid title to, all of the Purchased Assets, free and clear of all Liens except for Permitted Liens

3.6 Obligation to Pay Certain Fees.  Neither Seller nor any of its officers, directors, employees, managers, members or Affiliates have agreed to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

3.7 Litigation. Except as set forth on Schedule XX.X, there are no actions, suits, proceedings, orders or investigations pending or, to the Seller’s Knowledge, threatened against the Seller, at law or in equity, or before or by federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that would prevent the Seller from selling the Purchased Assets.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Seller as follows:
4.1 Organization, Good Standing, and Corporate Authority.  Buyer is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Arizona, and has full corporate power and authority to execute this Agreement and the other documents delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other documents delivered or to be delivered by Buyer in connection with this Agreement have been duly authorized and approved by all necessary and proper corporate action and constitute, and will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

4.2 No Violation.  Neither the execution and delivery by Buyer of this Agreement or the other documents delivered or to be delivered pursuant hereto by Buyer and the performance by Buyer hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the terms, conditions or provisions of Buyer’s Articles of Organization or Operating Agreement or any covenant, agreement or understanding to which Buyer is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Buyer is subject, or constitute a default thereunder.

4.3 Consents and Approvals of Governmental Authorities and Others.  No approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by Buyer, the purchase by Buyer of the Purchased Assets, or the performance by Buyer of any other obligation under this Agreement.

4.4 Obligation to Pay Certain Fees.  Neither Buyer nor any of its officers, directors, employees or Affiliates has agreed to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

SECTION 5
CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES

5.1 Web Page.  Seller shall release all content, art work and code relating to the Business to Buyer; provided that Buyer shall be responsible, at its expense, for arranging for the hosting of Buyer’s web page and shall modify any such content, art work and code as reasonably necessary to indicate that Buyer is not related to Seller or any of their Affiliates.

5.2 Employee Matters.

(a) Buyer may, at its option, extend offers of employment to certain of Seller’ employees employed in the Business, which offers shall be on terms and subject to the conditions that Buyer has determined in its sole discretion.  Each such employee who accepts Buyer’s offer of employment and becomes an employee of Buyer is referred to herein as a “Hired Employee.”  Seller shall at Closing, terminate the employment of each individual whom Buyer has identified to Seller as a Hired Employee and shall cooperate with Buyer (at no  cost or expense to Seller) in its efforts to secure satisfactory employment with those employees of Seller to whom Buyer has made offers of employment.

(b) Seller shall collectively be responsible for (i) the payment of all wages, accrued but unused vacation, paid time off and other remuneration or compensation due to Hired Employees, with respect to their services as employees of Seller until the Closing Date; (ii) the payment of any termination or severance payments; (iii) the payment of any workers’ compensation or unemployment benefits; and (iv) the payment of any other compensation or other remuneration pursuant to any legal requirement.

(c) Seller shall be liable for any claims made or incurred by Seller’ employees, including, but not limited to, the Hired Employees, and their beneficiaries prior to the Closing Date under the Employee Benefit Plans.  For purposes of the immediately preceding sentence, a claim will be deemed incurred as provided in the applicable Employee Benefit Plan with respect to which the claim relates.

(d) Nothing contained in this Agreement shall confer upon any Hired Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any Hired Employee at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of Hired Employees.

5.3 Transition Services.  By their signature to this Agreement, Jeffrey Rassas, Corey Lambrecht and Karl Zeidler, agree to make themselves generally available for a period of 20 business days (the “Transition Period”) following Closing Date to provide transition services, information and assistance as reasonably requested by the Buyer at no cost and shall continue to perform their current functions for the Business during the Transition Period such that the day to day affairs of the Business may remain uninterrupted.  In rendering the transition services, the transition services shall be rendered only during normal business hours and in a manner so as not to conflict with or interrupt the day to day obligations of the above referenced individuals with their current employers or jobs.  It is contemplated that closing will occur prior to the transition of certain operating expenses to Buyer that include but are not limited to; office rent, payroll, website hosting fees, toll free IVR T1 service, insurance and taxes.  These expenses will be reimbursed to Seller by Buyer twice a month and will begin on October 12th, 2009.  Seller will submit to Buyer an itemized invoice twice a month to be paid upon receipt.  Under no circumstances will these expenses continue to be managed or maintained by Seller past October 31st, 2009 and therefore must be fully transitioned and assumed by Buyer on or before this date.  In the event Debbie Schallan and Kyt Dotson do not enter into mutually agreeable employment agreements with Buyer on or before the 15th business day following the Closing, the Transition Period can be extended up to a maximum of 20 business days and at a cost to Buyer of one-hundred dollars ($100.00) per hour per person.

5.4 Taxes.  All sales, use, transfer, documentary, stamp, excise, privilege, income or other similar taxes payable, if any, as a result of the consummation of the transactions contemplated hereby shall be paid by Seller.

5.5 Confidentiality.  From and after the Closing Date, Seller will and will cause their respective Affiliates to, hold and will use its reasonable best efforts to cause its and their respective representatives to hold, in confidence any and all confidential information, whether written or oral, concerning the Business and the Purchased Assets and identified by Buyer to be confidential information, except to the extent that such information (a) is in the public domain through no fault of Seller or any of its Affiliates or their respective representatives, which fault occurs by an event caused by Seller after the date of Closing Date, or (b) is lawfully acquired by Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) was or becomes lawfully known to the general public without breach of this Agreement; (d) is independently developed by the Seller without access to, or use of, the Buyer’s confidential information; (e) is approved in writing by the Buyer for disclosure by Seller;.  If either Seller or any of its Affiliates or representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that such Seller is advised by its counsel in writing is legally required to be disclosed.

5.6 Further Assurances.  From time to time after the Closing, at Buyer’s request and without further consideration, Seller will execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action as Buyer may reasonably request for the more effective conveyance, transfer and enjoyment of the Purchased Assets to Buyer.  To the extent that the assignment of confidentiality and noncompetition agreements to Buyer is not enforceable against the other parties to such agreements, each Seller will, at Buyers sole cost and expense, use its best efforts to enforce such agreements with respect to the Business for Buyer’s benefit.  Seller will cooperate with Buyer in obtaining execution of any documents by current or prior employees of Seller with respect to inventions, invention disclosures and patent applications for goods or processes invented prior to the Closing Date, but shall Seller shall not be required to incur any expense with respect thereto.

SECTION 6
CLOSING DELIVERIES OF SELLER

Seller agree to make (or has already made) the following deliveries in conjunction with the execution hereof, which deliveries are express conditions precedent to Buyer’s obligation to acquire the Purchased Assets, pay the Purchase Price and assume the Assumed Liabilities:

6.1 Corporate Documents.  Each Seller shall deliver (or has already delivered) a current copy of such Seller’s Articles of Organization, as applicable, along with certificates of good standing for Seller’s state of organization and any other state in which Seller is authorized to do business.

6.2 Bill of Sale and Assignment ans Assumption Agreement.  Each Seller shall execute and deliver or have executed and delivered a bill of sale and assignment (the “Bill of Sale”) substantially in the form of Exhibit B attached hereto and such other deeds, bills of sale, assignments and other instruments of transfer and conveyance, certificates of title and other documents as shall be reasonably required by Buyer for the transfer to Buyer of all of Seller’ collective right, title, and interest to and in the Purchased Assets, free and clear of any Liens, except for Permitted Liens and those relating to the Assumed Liabilities.

6.3 Delivery of Physical Possession.  Seller shall collectively deliver physical possession of the Purchased Assets to Buyer.

6.4 Required Consents.  Seller shall have obtain and deliver (or have already delivered) copies to Buyer of all consents assignments and approvals of all Persons and all Governmental Authorities required for the transactions contemplated hereby.

SECTION 7
CLOSING DELIVERIES OF BUYER

Buyer agrees to make the following deliveries in conjunction with the execution hereof, which deliveries are express conditions precedent to Seller’s obligation to transfer the Purchased Assets hereunder:

7.1 Corporate Documents.  Buyer shall deliver or have delivered a current certified copy of Buyer’s Articles of Organization along with certificates of good standing for Buyer’s state of organization.

7.2 Purchase Price.  Buyer shall deliver the Purchase Price to Seller in the form of share certificates representing shares in the common stock of the Buyer.

7.3 Bill of Sale and Assignment and Assumption Agreement.  Buyer shall execute and deliver or have executed and delivered the Assumption Agreement substantially in the form of Exhibit A attached hereto.

SECTION 8
INDEMNIFICATION

8.1 Indemnity by Seller.  Seller shall jointly and severally defend, indemnify and hold harmless Buyer, its officers, directors, stockholders, employees, agents, representatives, subsidiaries and Affiliates harmless from and against all Losses arising out of or resulting from:

(a) any breach of the representations and warranties made by Seller in this Agreement or the failure of such representations and warranties to be true and correct in all material respects;

(b) any claims asserted by third parties against Buyer relating to the ownership, of the Purchased Assets prior to the Closing Date, except to the extent included in the Assumed Liabilities; and

(c) any liability imposed on Buyer arising out of Seller’ failure to comply with any applicable bulk sales or bulk transfer laws.

8.2 Indemnity by Buyer.  Buyer will indemnify and hold Seller, their officers, directors, stockholders, employees, agents, representatives, subsidiaries and Affiliates harmless from and against all Losses arising out of or resulting from:

(a) any breach of any representations and warranties made by Buyer in this Agreement or the failure of such representations and warranties to be true and correct;

(b) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or any of the documents and materials delivered by Buyer pursuant to this Agreement;

(c) the failure by Buyer to pay, discharge or perform any Assumed Liabilities; and

(d) any claims asserted by third parties against Seller relating to the ownership, occupation or operation of the Business (Define) or the Purchased Assets by Buyer after the Closing Date.

8.3 Notice of Claim.  The indemnified party shall promptly notify the indemnifying party in writing in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under this Section 8.  If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding (a “Third Party Claim”), the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party.  The indemnified party shall have the right to participate, at its own expense, with respect to any such Third Party Claim.  In connection with any such Third Party Claim, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.  No such Third Party Claim shall be settled without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.  If a firm written agreement is made by, or with the approval of the indemnifying party to settle any such Third Party Claim and the indemnified party unreasonably refuses to consent to such settlement, then:  (a) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such Third Party Claim; (b) the maximum liability of the indemnifying party relating to such Third Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such Third Party Claim is greater than the amount of the proposed settlement; and (c) the indemnified party shall pay all attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party.

8.4 Limitations.  Notwithstanding any provisions herein to the contrary:

(a) the liability of either party under Section 8.1 or 8.2 shall not in any event exceed the amount of the Purchase Price; and

(b) neither party shall have any liability to the other party for misrepresentation, breach of warranty or failure to fulfill any covenant or agreement to be performed at or prior to the Closing Date except pursuant to this Section 8.

SECTION 9
GENERAL

9.1 Costs and Expenses.  Each of the parties hereto shall pay, without right of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, fees and disbursements of legal counsel, accountants, and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.

9.2 Parties in Interest; Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  Except as otherwise expressly provided in this Agreement, this Agreement is not made for the benefit of any Person not a party hereto, and nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement, or any provision hereof.  This Agreement shall not be assigned by Buyer or Seller without the prior written consent of the other parties; provided, that Buyer shall have the right to assign all or any portion of its rights and obligations under this Agreement to an Affiliate of Buyer without Seller’ consents (including the right to receive title to any portion of the Purchased Assets).  Any such assignment shall not release Buyer from its obligations herein, including its obligations with respect to the Assumed Liabilities.

9.3 Public Statements.  Neither party to this Agreement shall, without the prior written consent of the other party hereto, make or cause to be made any press release or other public statement or announcement that directly or indirectly discloses the transactions contemplated by this Agreement; provided, however, that Buyer and Seller may make any public disclosure which it is advised by independent counsel it is required, or advised to make pursuant to applicable law, or regulations or any listing or trading agreement concerning its securities.

9.4 Choice of Law.  This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws, including equitable principles but without regard to principles of conflict of laws, of the State of Arizona.

9.5 Mediation.  In the event of a dispute arising out of or related to this Agreement, the parties shall, prior to initiating litigation, first submit the dispute to non-binding mediation under the commercial mediation rules of the American Arbitration Association at its Phoenix, Arizona offices.  The parties hereby acknowledge and agree that such mediation shall be deemed to be in the nature of settlement discussions and that neither the fact that such discussions took place, nor any statement or conduct of any participant in such discussions shall be admissible into evidence in any subsequent litigation or in any arbitration or other dispute resolution proceeding involving the parties.  It is further understood and agreed that any disclosure in any form, including oral, by any Person participating in such mediation shall not operate as a waiver of any privilege, including work product or attorney-client privilege, applicable to the subject matter thereof.

9.6 Notices.  Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by telecopy, by a nationally-recognized overnight courier or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to Seller to:

    I Recycle LLC
    Attn: Mitchell Saltz
    7377 E. Doubletree Ranch Road, Suite 200
    Scottsdale, Arizona 85258
    Fax: (866) 536-4044

With a required copy to:
    John B. Furman
    I Recycle LLC
    1375 N. Scottsdale Rd, Ste. 360
    Scottsdale, AZ 85257

If to Buyer to:

    PETSMOBILITY, INC.
    Attn:  Cameron Robb
    10575 N. 114th Street, Suite 103
    Scottsdale, AZ 85259

With a required copy to:

    Clark Wilson, LLP

or to such other Person or address as either such party may have specified in a notice duly given by the sender as provided herein.  Such notice or communication shall be deemed to have been given as of the date so personally delivered, on the business day following delivery by sender to such an overnight courier, three business days after mailing or when receipt is confirmed if delivered by telecopy.

9.7 Legal Representation. Seller hereby acknowledges that Clark Wilson, LLP has served as legal counsel for the Buyer and not Seller in connection with the transactions contemplated hereby and that Seller has been advised to retain legal counsel of their own, but have declined.

9.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the documents referred to herein as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof.

9.9 Waiver. Any failure of Seller or Buyer to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer in the case of any such failure by Seller or by Seller in the case of any such failure by Buyer, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.9.

9.10 Severability. The unenforceability or invalidity of any Section or subsection or provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

9.11 Headings. The headings of the Sections and subsections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Agreement.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

9.13 Facsimiles. Any facsimile signature of any party hereto or to any other agreement executed in connection herewith shall constitute a legal, valid and binding execution hereof by such party.

9.14 Construction. Seller and Buyer hereby agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.  Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.  Section, Exhibit and Schedule references contained in this Agreement refer to those contained in or attached to this Agreement unless otherwise specified.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER

PETSMOBILITY, INC.

/s/ Cameron Robb
Cameron Robb, CEO & President

SELLER

I RECYCLE, LLC, a Delaware limited liability
company

/s/ Mitchell Saltz
Mitchell Saltz
, Manager

Signatures for purposes of Section 5.5 only:

/s/ Jeffrey Rassas
Jeffrey Rassas

/s/ Corey Labrecht
Corey Lambrecht

/s/ Karl Zeidler
Karl Zeidler

Exhibit A

Assumption Agreement

Exhibit B

Bill of Sale And  Assignment and Assumption Agreement

Exhibit C

Stock Distribution

First To:    I Recycle LLC

Thereafter To:

Stockbridge Enterprises, L.P. – 1,821,033
shares of On4 Communications, Inc, listed ONCI OTC:BB

Colton Melby – 763,623
shares of On4 Communications, Inc, listed ONCI OTC:BB

Corey Labrecht – 149,544
shares of On4 Communications, Inc, listed ONCI OTC:BB

Hayjour Family Limited Partnership – 265,800
shares of On4 Communications, Inc, listed ONCI OTC:BB